EXHIBIT 16.1

AJ. ROBBINS, P.C.
CERIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

November 2, 2007

Untied States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	SRKP 11, Inc.

Dear Sir/Madam:

We have read Item 4.01 of the form 8-K, dated November 2, 2007, of Hong Kong Highpower Technology, Inc. (formerly known as SRKP 11, Inc. and hereinafter referred to as the “Company”), regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

AJ. Robbins, PC

By /s/ AJ Robbins
AJ. Robbins, CPA